Exhibit 99.1

American Water Selected for Naval Station Mayport Wastewater Contract
Military Services Group expands footprint to 18 installations

CAMDEN, N.J. – JULY 1, 2022 – American Water (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, announced today its Military Services Group has been awarded a contract for ownership, operation, maintenance and replacement of the wastewater utility system assets at Naval Station Mayport (“NS Mayport”) in Jacksonville, Fla.

American Water’s Military Services Group provides water and wastewater services to military installations across the country as part of the federal government’s Utilities Privatization (“UP”) Program. American Water was selected for the NS Mayport wastewater UP contract by the Defense Logistics Agency (“DLA”), which operates as the primary UP contracting agency for the Department of Defense.

“American Water is honored to be awarded our first Navy contract,” said Susan Hardwick, American Water President and CEO. “With the addition of Naval Station Mayport, this expands our water and wastewater footprint across all military branches and continues to demonstrate our leading position as a trusted partner for the Department of Defense. We are proud to provide safe, clean and reliable water and wastewater treatment services for service members, families and civilians at 18 installations.”

NS Mayport is one of three major Navy installations in the Jacksonville area and has grown to become the third-largest fleet concentration area in the U.S. It is home to a daily population of over 32,000 sailors, families, and civilians, and the Navy’s 4th Fleet. The mission of NS Mayport is to sustain and enhance warfighter readiness.

The total contract value awarded is approximately $341 million over a 50-year period and will be subject to an annual economic price adjustment.

About American Water

With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

About Military Services Group

Military Services Group, a subsidiary of American Water, provides water and wastewater services to military installations across the country as part of the federal government’s Utilities Privatization program. Including Naval Station Mayport, Jacksonville, Fla., the Military Services Group will own, operate and maintain water and wastewater assets at 18 military installations: Fort Rucker, Ala.; Vandenberg Space Force Base, Calif.; Scott Air Force Base, Ill.; Fort Leavenworth, Kan.; Fort Polk, La.; Fort Meade, Md.; Fort Leonard Wood, Mo.; Picatinny Arsenal, N.J.; U.S. Army Garrison West Point, N.Y.; Wright-Patterson Air Force Base, Ohio; Fort Sill, Okla.; Fort Hood, Texas; Joint Base San Antonio, Texas; Hill Air Force Base, Utah; Fort A.P. Hill, Va.; Fort Belvoir, Va.; and Joint Base Lewis-McChord, Wash.

AWK-IR

Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Alicia Barbieri
Manager, Corporate Communications
(856) 676-8103
alicia.barbieri@amwater.com

###